[CONFORMED COPY]













                                       July 23, 1996


         Cardinal Health, Inc.
         5555 Glendon Court
         Dublin, Ohio  43016

                   Re:  Support/Voting Agreement

         Dear Sirs:

                   The undersigned understand that Cardinal Health, Inc. ("Cardinal"), Panther Merger Corp., a wholly owned subsidiary of Cardinal ("Subcorp"), MEDIQ Incorporated and PCI Services, Inc. ("PCI") are entering into an Agreement and Plan of Merger, dated the date hereof (the "Agreement"), providing for, among other things, a merger between Subcorp and PCI (the "Merger"), in which all of the outstanding shares of capital stock of PCI will be exchanged for common shares, without par value, of Cardinal.

                   MEDIQ Investment Services, Inc. is a stockholder of PCI (together with MEDIQ Incorporated, the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

                   The Stockholder confirms its agreement with you as follows:

                   1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of PCI of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended), other than the directors of Stockholder, is the record or beneficial owner (the "Shares") and that the Stockholder and its affiliates, other than the directors of Stockholder, are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as set forth in Schedule I, neither the Stockholder nor any of its affiliates, other than the directors of Stockholder, own or hold any rights to acquire any additional shares of the capital stock of PCI (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

                   2. The Stockholder agrees that it will not, will not permit any company, trust or other entity controlled by the Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent.








                   3. The Stockholder agrees to, will cause any company, trust or other entity controlled by the Stockholder to, and will cause its affiliates to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Stockholder agrees that it will not, will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) to solicit, initiate, en-courage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving PCI, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of PCI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall require Stockholder to prevent or restrict any director of Stockholder who is a director or officer of PCI from taking any action to the extent such director or officer would be permitted to take such action under the Agreement and under any Support/Voting Agreement with Cardinal dated the date hereof to which such director or officer is a party.

                   4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder or its affiliates, or over which the Stockholder or any of its affiliates has voting power or control, directly or indirectly (including any common shares of PCI acquired after the date hereof), at the record date for any meeting of stockholders of PCI called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Stockholder or its affiliates in favor thereof and that neither the Stockholder nor any of its affiliates will vote such Shares in favor of any Competing Transaction.

                   5. The Stockholder has all necessary power and authority to enter into this letter agreement. This agree-ment is the legal, valid and binding agreement of the Stock-holder, and is enforceable against the Stockholder in ac-cordance with its terms.

                   6. The Stockholder agrees that damages are an in-adequate remedy for the breach by Stockholder of any term or condition of this letter agreement and that you shall be en-titled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agree-ments herein.










                   This letter agreement may be terminated at the op-tion of any party at any time upon the earlier of (i) ter-mination of the Agreement and (ii) the Effective Time (as de-fined in the Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                       Very truly yours,


                                       MEDIQ Incorporated




                                       By: /s/ Michael Sandler
                                           Michael Sandler
                                           Senior Vice President - Finance
                                           and Chief Financial Officer


                                       MEDIQ Investment Services, Inc.




                                       By: /s/ Michael Sandler
                                           Michael Sandler
                                           Vice President and Chief
                                           Financial Officer





         Confirmed on the date
         first above written.

         Cardinal Health, Inc.



         By:  /s/ George H. Bennett
              George H. Bennett
              Executive Vice President
              and General Counsel











                                   Schedule I

                                Stock Ownership

                       of MEDIQ Investment Services, Inc.


         Owned Beneficially (including Stock Options)


         2,875,000 shares of common stock, $0.001 par value, of PCI
         Services, Inc.












         Owned of Record


         2,875,000 shares of common stock, $0.001 par value, of PCI
         Services, Inc.